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                                                                   Exhibit 10.29

                               REFERRAL AGREEMENT

This REFERRAL AGREEMENT ("Agreement") is made on this 13th day of December, 1999 ("Effective Date") by and between NOVA Information Systems, Inc. ("NOVA"), and Towne Services, Inc. ("Company").

                                    RECITALS

NOVA is engaged in the business of providing credit and debit card transaction processing services to merchants ("Program"). Company desires to refer its' customers to NOVA for such services. Therefore, the parties agree as follows:

                              TERMS AND CONDITIONS

1.   COMPANY RESPONSIBILITIES. Company will:

     A. MARKETING. Use its best efforts to market NOVA's Program to its customers and make information provided by NOVA concerning the Program readily available to its customers. Company will maintain promotional material, provided by NOVA, to be distributed to its customers.

     B. REFERRAL. Refer customers inquiring of Company about credit and/or debit card processing services to NOVA. Company will forward the name, address and telephone number of each such customer to NOVA. Company acknowledges and agrees that NOVA may, within its sole discretion, refer customers engaged in certain types of businesses to an alternative provider of processing services.

2.   NOVA RESPONSIBILITIES. During the term of this Agreement, NOVA will:

     A. FOLLOW LEADS. NOVA will follow all leads with a phone call to the prospective merchant within 72 hours of receipt of the referral.

     B. APPLICATION. Assist prospective merchants in completing required merchant application materials.

     C. REVIEW. NOVA, in its' sole discretion, may accept or reject a prospective merchant based on criteria NOVA deems prudent as part of the Program, and approval and review of merchants will be solely controlled by NOVA. Company understands and agrees that prospective merchants will be permitted to participate in the Program only after:
           (A) NOVA's approval of the merchant application, and (B) merchant's execution of a Merchant Processing Agreement by and among the merchant, NOVA, and a financial institution selected by NOVA to provide settling and clearing of transactions.

     D. FEES. Pay Company .24% of net monthly processed Visa/MasterCard sales volume + $.05/item for core services merchants referred to NOVA and .54% of net monthly processed Visa/MasterCard Sales volume plus $.05/item for non-core services merchants that Company refers to NOVA and NOVA approves as a Program merchant ("Referral Fee"). Such Referral Fees will be paid monthly. Referral Fee amount is predicated upon pricing described in Schedule A.
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3.   TERM AND TERMINATION.

     A. Term. This Agreement will become effective on the Effective Date, will remain in effect for three (3) years ("Initial Term") and will automatically renew for successive one (1) year periods ("Renewal Term") until terminated pursuant to this Section.

     B. Automatic Termination. This Agreement will terminate automatically and immediately if any of the credit card associations (i.e., Visa U.S.A. Inc. or MasterCard International Incorporated) prohibits NOVA from providing credit and debit card processing services.

     C. Termination Without Cause. Either party may terminate this Agreement effective at the end of the Initial or any Renewal Term upon written notice given at least ninety (90) days before the end of the term.

     D. Termination With Cause. Either party may terminate this Agreement by written notice upon the occurrence of an Event of Default.

     E. Event of Default. Each of the following occurrences will constitute an Event of Default under this Agreement:

       i) Financial Instability. Either party: (i) files for bankruptcy, receivership, insolvency, reorganization, dissolution, liquidation or any similar proceeding; (ii) has a proceeding instituted against it and such proceeding is not dismissed within sixty (60) days; (iii) makes an assignment for the benefit of its creditors or an offer of settlement, extension or composition to its creditors generally; or (iv) a trustee, conservator, receiver or similar fiduciary is appointed for that party or substantially all of such party's assets.

       ii) False Representation. Any representation or warranty made by Company or any of its employees, officers, or directors proves to have been false or misleading in any material respect as of the date made, or becomes false or misleading at any time.

       iii) Breach. Either party fails to observe any material obligation specified in this Agreement, and such failure is not cured within thirty (30) days of receipt of written notice thereof from the non-breaching party. Notwithstanding the previous sentence, the fourth such breach automatically will be deemed an Event of Default without the opportunity to cure.

       iv) Company Action. Company: (i) operates in an unsound, unsafe manner; or (iii) engages in activities which may impose financial risk to NOVA, or which result in undue economic hardship and/or damage to the goodwill of NOVA.

       v) Company Business. The occurrence of any material adverse change in the nature or conduct of Company's business as it exists on the Effective Date.

     F. Certain Post-Termination Rights. No termination of this Agreement will affect any right of NOVA under any Merchant Processing Agreement. All Referral Fee payments will cease upon termination of this Agreement.


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4.   CONFIDENTIALITY AND USE OF NAMES.

     A. Confidentiality. Company and NOVA each agree that it will not use for its own purposes, will not disclose to any third party, and will retain in strictest confidence all information and data belonging to or relating to the business of the other (including without limitation the terms of this Agreement and information related to the Program or merchants), and that each party will safeguard such information and data by using the same degree of care that it uses to protect its own confidential information. No party will be obligated to maintain the confidentiality of information it is required to reveal in performing its obligations under this Agreement.

     B. Remedy. In the event of a breach of this Article IV, the parties agree that the non-breaching party will suffer irreparable harm, and that the amount of monetary damages would be impossible to calculate. Thus, the non-breaching party will be entitled to injunctive relief in addition to any other rights to which the non-breaching party may be entitled, without the necessity of proof of actual damages.

     C. Other Agreements. Any non-disclosure or confidentiality agreement separately entered into between Company and NOVA will not be superseded by this Article IV, and will remain in full force and effect.

     D. Use of Names. Company will not use NOVA's name or trademarks in any promotional or marketing materials, nor will Company promote any of NOVA's programs or services in any way, without NOVA's prior written consent. Company will obtain NOVA's written consent before Company produces or distributes any materials relating to the Program. Company acknowledges and agrees that it has no rights to use NOVA's trademarks and service marks without NOVA's prior written consent.


5.   INDEMNIFICATION AND LIMITATION OF LIABILITY.

     A. Indemnification. Company will indemnify and hold NOVA harmless from and against any and all claims, losses (financial or otherwise), damages, liabilities, costs, fees, increased taxes or expenses (including without limitation, court costs and reasonable attorneys' fees), which may be incurred or which may be claimed by any person or as a result of acts or omissions of Company, its directors, officers, employees or agents relating to the exercise of, or the failure to exercise, Company's obligations under this Agreement. NOVA will indemnify and hold Company harmless from and against any and all claims, losses (financial or otherwise), damages, liabilities, costs, fees, increased taxes or expenses (including without limitation, court costs and reasonable attorneys' fees), which may be incurred or which may be claimed by any person or as a result of acts or omissions of NOVA, its directors, officers, employees or agents relating to the exercise of, or the failure to exercise, NOVA's obligations under this Agreement.

     B. Limitation of Liability. The liability, if any, of NOVA under this Agreement for any claims, costs, damages, losses and expenses for which they are or may be legally liable, whether arising in negligence or other tort, contract, or otherwise, will not exceed in the aggregate the amount of referral fees paid to Company during the preceding twelve (12) month period. In no event will NOVA or its agents, servants, representatives or employees be liable for indirect, special, consequential, punitive, or exemplary damages. Neither party will be liable to the other for any failure or delay in its performance of this Agreement in accordance with its terms if such failure or delay arises out of causes beyond the control and without the fault or negligence of such party


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6.   MISCELLANEOUS.

     A. General. Company may not assign this Agreement without the prior written consent of NOVA and any unauthorized attempted assignment will be null and void. This Agreement (other than any separate agreement concerning confidentiality or non-disclosure) sets forth the entire understanding of the parties relating to its subject matter,and all other understandings, written or oral, are superseded. Except as otherwise provided in this Agreement, this Agreement may not be amended except in a writing executed by all parties. If any provision of this Agreement is illegal,the invalidity of that provision will not affect any of the remaining provisions, and this Agreement will be construed as if the illegal provision is not contained in the Agreement. This Agreement will be deemed modified to the extent necessary to render enforceable the terms hereunder. No failure or delay on the part of any party in exercising any right under this Agreement will operate as a waiver of that right, nor will any single or partial exercise of any right precede any further exercise of that right. This Agreement is made in Georgia, and will be construed in accordance with the laws of Georgia without regard to the principles of conflicts of law.

     B. Notices. All communications under this Agreement will be in writing and will be delivered in person or by mail courier, return receipt requested, addressed as follows: if to Company: Bauer F. Lowthers, CFO. If to NOVA: NOVA Information Systems, Inc., One Concourse Parkway, Suite 300, Atlanta,Georgia 30328, Attn: Barbara L. Kuhn, with a copy to General Counsel at the same address. The parties may, from time to time, designate different persons or addresses to which subsequent communications will be sent by sending a notice of such designations in accordance with this Section.

     C. Survival. All agreements that by their context are intended to survive the termination of this Agreement, including, but not limited to, the confidentiality provisions of Article IV, the post-termination rights of Article III, the liability and indemnification provisions of
          Article VI, the attorney's fee provision and the dispute resolution provisions of Article VI, will survive termination of this Agreement.

     D. Dispute Resolution. Any dispute or claim arising out of, or in connection with this Agreement will be settled by final and binding arbitration to be held in Atlanta, Georgia in accordance with the relevant rules of the American Arbitration Association ("AAA"). Judgment upon award rendered by the arbitrators may be entered in any court having jurisdiction over: the award, the party against whom enforcement is sought, or that party's assets. The procedures and law applicable during the arbitration will be both the AAA rules and internal substantive laws of Georgia (excluding any rules regarding conflicts of the law). In such arbitration, the award of decision will be rendered by at least a majority of the members of an arbitration panel consisting of three (3) members, one (1) of whom will be appointed by each of the parties hereto and the third appointed by the other two (2) so-appointed arbitrators. All arbitrators will be persons who are not employees, agents or former employees or agents of any party. In the event that any party fails to appoint an arbitrator within 30 days after submission of the dispute to arbitration, such arbitrator will be appointed by the AAA.

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     E.   Attorney's Fees. Each party shall bear its own costs and expenses, including attorney's fees, incurred in enforcing the provisions of this Agreement.


NOVA INFORMATION SYSTEMS, INC.          TOWNE SERVICES, INC.


By: /s/ Karen A. Murphy                 By: /s/ Bruce F. Lowther
-----------------------------           -------------------------------
Name: Karen A. Murphy                   Name: Bruce F. Lowther
Title: Director - Alliance Sales        Title: CFO






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